MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 10-K of Bright Screens, Inc. (A Development Stage Company) of our report dated January 29, 2009 on our audit of the financial statements of Bright Screens, Inc. (A Development Stage Company) as of October 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended October 31, 2008, from inception on March 30, 2007 through October 31, 2007, and from inception on March 30, 2007 through October 31, 2008.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
January 30, 2009